Exhibit 107

Calculation of Filing Fee Tables
S-1
(Form Type)

SpringBig Holdings, Inc.

(Exact Name of Registrant as Specified in its Charter)
Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered (1)	Proposed Maximum Offering Price Per Share(2)	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial effective date	Filing Fee Previously Paid In Connection with Unsold Securities to be Carried Forward
Newly Registered Securities
	Equity	Common Stock, par value $0.0001 per share	457(c)	5,055,524	$1.65	$ 8,341,614.60	$.0000927	$773.27

Carry Forward Securities
Carry Forward Securities
	Total Offering Amounts							$8,341,614.60
	Total Fees Previously Paid							$773.27

	Net Fee Due							$0

(1)
Pursuant to Rule 416 under the Securities Act of 1933, as amended, the shares of the Registrant's common stock being registered hereunder include such indeterminate number of shares as may be issuable with respect to the shares being registered hereunder as a result of stock splits, stock dividends or similar transactions.

(2)
Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) under the Securities Act, as amended, based on the average of the high and low reported trading prices of the Registrant's common stock as reported on the Nasdaq Capital Market on July 18, 2022.